                                IRREVOCABLE PROXY
                                       AND
                                VOTING AGREEMENT

                   [FOR EXCELON EXECUTIVE OFFICERS/DIRECTORS]

         THIS IRREVOCABLE PROXY AND VOTING AGREEMENT, dated as of May 22, 2001 (this "Agreement"), is entered into by and between C-Bridge Internet Solutions, Inc., a Delaware corporation (the "Company"), on the one hand, and the stockholder of Parent (as defined below) whose name is set forth on the signature page hereto, on the other hand.

                              W I T N E S S E T H:


         WHEREAS, concurrently herewith, eXcelon Corporation ("Parent"), Comet Acquisition Corp., a wholly owned subsidiary of Parent ("Merger Sub"), and the Company, have entered into an Agreement and Plan of Merger, of even date herewith (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving corporation and a wholly-owned subsidiary of Parent (the "Merger");

         WHEREAS, Stockholder beneficially owns that number of shares of the common stock, $.001 par value ("Common Stock") of Parent set forth opposite Stockholder's name in Column III of Exhibit A hereto (the "Shares"), and holds options to purchase that number of shares of Common Stock set forth opposite Stockholder's name in Column IV of Exhibit A (the "Options"). For purposes of this Agreement, the term "Shares" shall be deemed to include any shares of Common Stock beneficially owned by Stockholder, whether such beneficial ownership now exists or arises at any time hereafter, including, without limitation, by reason of the exercise of any Option; and

         WHEREAS, as an essential inducement and condition to entering into the Merger Agreement, Company has requested that Stockholder agree, and Stockholder has agreed, to enter into this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                  1. VOTING AGREEMENT. Stockholder hereby agrees with Company that, at any meeting of Parent's stockholders, however called, and any adjournment or postponement thereof, or in connection with any written consent of Parent's stockholders, Stockholder shall vote any Shares with respect to which Stockholder has voting power (i) in favor of approval of the Merger and the Merger Agreement and any actions recommended by the Board of Directors of Parent that are required in furtherance of the transactions contemplated thereby; provided that Stockholder shall not be required to vote for any action that would increase the number of shares of Common Stock to be received by the stockholders of Company in respect of their shares of Company capital stock in the Merger; (ii) against any proposal to authorize any action or agreement that would result in a breach in any respect of any representation, warranty, covenant, agreement or obligation of Parent under the Merger Agreement or that would prevent the consummation of the Merger; (iii) against: (A) any proposal by Parent to enter into or consent to any Third Party Acquisition (as defined below); (B) any change in the individuals who, as of the date hereof, constitute the Board of Directors of Parent (except as contemplated by the Merger Agreement); (C) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Parent and any Third Party (as defined below), other than the Merger; (D) a sale, lease, transfer or disposition of all or substantially all of the assets of Parent's business outside the ordinary course of business, or of any assets that are material to its business whether or not in the ordinary course of business, or a reorganization, recapitalization, dissolution or liquidation of Parent; (E) any amendment of Parent's Certificate of Incorporation or bylaws, except as contemplated by the Merger Agreement; and (F) any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement, or any of the transactions contemplated by this Agreement; and
(iv) in favor of any proposal to grant Parent's management discretionary authority to adjourn any meeting of Parent's stockholders for the purpose of soliciting additional proxies in the event that, at any meeting held for the purpose of considering the Merger Agreement, the number of shares of Parent Common Stock present or represented and voting in favor of the Merger is insufficient to approve the Merger.

                  For purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following transactions or proposed transactions: (i) the acquisition of Parent by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Company or any affiliate thereof (a "Third Party"), including, without limitation, any Acquisition Proposal or Superior Proposal, each as defined in Section 5.4 of the Merger Agreement; (ii) the acquisition by a Third Party of any material portion (which shall include, without limitation, five percent (5%) or more) of the assets of Parent, other than the sale of its products in the ordinary course of business consistent with past practices;
(iii) the acquisition by a Third Party of five percent (5%) or more of the outstanding Common Stock; (iv) the adoption by Parent of a plan of liquidation or dissolution or the declaration or payment of an extraordinary dividend; or
(v) the acquisition (or any group of acquisitions) by Parent by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business (or businesses) whose annual revenues, net income or assets is equal to or greater than five percent (5%) of the assets of Parent, respectively.

                  For purposes of this Agreement, "beneficially own" or "beneficial ownership" with respect to any securities shall have the meaning set forth in Rule 13d-3 ("Rule 13d-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Securities beneficially owned by Stockholder shall include securities beneficially owned by all other persons with whom Stockholder would constitute a "group" as within the meaning of Section 13(d)(3) of the Exchange Act.

         2.       IRREVOCABLE PROXY.

                  (a) Stockholder hereby constitutes and appoints each of Joseph Bellini and Clifford Thompson (each, a ""Proxy Holder"), acting singly, with full power of substitution, Stockholder's true and lawful proxy and attorney-in-fact to vote all Shares with respect to which Stockholder has voting power at any meeting (and any adjournment or postponement thereof) of Parent's stockholders called for purposes of considering any proposal described in the first paragraph of Section 1 above (each a "Specified Proposal"), and in any action by written consent of Parent's stockholders in lieu of any such meeting, and instructs each Proxy Holder to vote in the manner specified in Section 1 on any such Specified Proposal.

                  (b) The proxy and power of attorney granted herein (i) is granted in consideration of the Company's execution of the Merger Agreement,
(ii) is intended to secure Parent's obligations under the Merger Agreement and therefore shall be irrevocable during the term of this Agreement, (iii) shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and (iv) shall revoke all prior proxies granted by Stockholder. Stockholder shall not grant any proxy to any person that conflicts with the proxy granted herein, and any attempt to do so shall be void. The power of attorney granted herein is a durable power of attorney and shall survive the death or incapacity of Stockholder.

                  (c) If Stockholder fails for any reason to vote the Shares with respect to which Stockholder has voting power in accordance with the requirements of Section 1 hereof, then the Proxy Holder shall have the right to vote the Shares with respect to which Stockholder has voting power at any meeting of Parent's stockholders and in any action by written consent of Parent's stockholders in accordance with the provisions of this Section 2. The vote of the Proxy Holder shall control in any conflict between Stockholder's vote of such Shares and a vote by Stockholder of such Shares.

         3. DIRECTOR AND OFFICER MATTERS EXCLUDED. Company acknowledges and agrees that no provision of this Agreement shall limit or otherwise restrict the discretion of Stockholder with respect to any act or omission that Stockholder may undertake or authorize in Stockholder's capacity, if any, as a director or officer of Parent, including, without limitation, any vote that Stockholder may make as a director of Parent with respect to any matter presented to the Board of Directors of Parent.

         4. OTHER COVENANTS, REPRESENTATIONS AND WARRANTIES. Stockholder hereby represents and warrants to Company as follows:

                  (a) OWNERSHIP OF SHARES. Stockholder is the beneficial owner of all the Shares and Options set forth on Exhibit A. On the date hereof, the Shares and Options set forth on Exhibit A constitute all of the securities of Parent beneficially owned by Stockholder. Stockholder has voting power with respect to the matters set forth in Section 1 hereof with respect to all of the Shares set forth on Exhibit A, with no limitations, qualifications or restrictions on such rights.

                  (b) POWER; BINDING AGREEMENT. Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any applicable law or any agreement or any court order to which Stockholder is a party or is subject including, without limitation, any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

                  (c) RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE. Except as expressly permitted by this Agreement or pursuant to the Merger Agreement, Stockholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares with respect to which Stockholder has voting power or any interest therein; (ii) grant any proxies or powers of attorney or deposit any Shares with respect to which Stockholder has voting power into a voting trust or enter into a voting agreement with respect to any Shares with respect to which Stockholder has voting power; (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing any of Stockholder's obligations under this Agreement; or (iv) exercise any option to purchase any shares of Common Stock, including, but not limited to, the Options.

                  (d) OTHER POTENTIAL ACQUIRORS. Stockholder (i) shall immediately cease any existing discussions or negotiations with respect to any Third Party Acquisition; (ii) from and after the date hereof until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time (as defined in the Merger Agreement), shall not, directly or indirectly, initiate, solicit or knowingly encourage (including, without limitation, by way of furnishing any information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any Third Party Acquisition; and (iii) shall promptly notify Parent of any proposals for, or inquiries with respect to, a potential Third Party Acquisition received by Stockholder or of which Stockholder otherwise has knowledge.

                  (e) RELIANCE BY THE COMPANY. Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement and performance of Stockholder's obligations hereunder.

         5. STOP TRANSFER. Stockholder agrees with, and covenants to, the Company that Stockholder shall not request that Parent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares with respect to which Stockholder has voting power, unless such transfer is made pursuant to and in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

         6. TERMINATION. This Agreement, the proxy granted pursuant to Section 2 hereof and Stockholder's covenants and agreements contained herein with respect to the Shares with respect to which Stockholder has voting power shall terminate upon the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms and (b) the Effective Time. Nothing set forth herein shall relieve Stockholder of any liability for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement arising prior to such termination of this Agreement.

         7.       MISCELLANEOUS.

                  (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  (b) CERTAIN EVENTS. Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares with respect to which Stockholder has voting power and shall be binding upon any person to whom legal or beneficial ownership of any Shares with respect to which Stockholder has voting power shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares with respect to which Stockholder has voting power, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

                  (c) ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party; provided, however, that the Company may, in its sole discretion, assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of the Company.

                  (d) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

                  (e) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any nationally-recognized overnight courier service, such as Federal Express, providing proof of delivery. Any such notice or communication shall be deemed to have been delivered and received (i) in the case of hand delivery, on the date of such delivery, (ii) in the case of telecopy, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier service, in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent, and (iv) the case of mailing on the third business day following that on which the piece of mail containing such communication is posted. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to Stockholder:               as set forth on Exhibit A


with copies to:                  eXcelon Corporation
                                 25 Mall Road
                                 Burlington, MA  01803
                                 Telecopier:  (781) 674-5200
                                 Attention:  Robert N. Goldman
                                             Chief Executive Officer

                                             and

                                 Foley, Hoag & Eliot LLP
                                 One Post Office Square
                                 Boston, MA  02109
                                 Telecopier: (617) 832-7000
                                 Attention: John D. Patterson, Jr., Esq

If to the Company:               C-Bridge Internet Solutions, Inc.
                                 100 Summer Street
                                 Boston, MA  02109

                                 Telecopier:    (617) 342-5450
                                 Attention: Vice President and General Counsel


with a copy to:                  Gibson, Dunn & Crutcher LLP
                                 1050 Connecticut Avenue, NW
                                 Washington, DC  20036
                                 Telecopier:    (202) 530-9613
                                 Attention: Stephanie Tsacoumis


or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the matter set forth above.

                  (f) SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  (g) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                  (h) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                  (i) GOVERNING LAW.

                      (1) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7(e) in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

                      (2) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

                      (3) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS
SECTION 7(i).

                  (j) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

                  (k) CERTAIN DEFINITIONS. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, Company and Stockholder have caused this Irrevocable Proxy and Voting Agreement to be duly executed as of the day and year first above written.

                               C-BRIDGE INTERNET SOLUTIONS, INC.

                               By:  /s/ Clifford Thompson
                                  ---------------------------------------------
                                  Name:
                                  Title:



                               STOCKHOLDER:

                               By:  /s/ Lacey Brandt
                                  ---------------------------------------------
                                  Name:

                                    EXHIBIT A


                                                                                   IV
                                                      III              Number of Shares of Common
         I                   II               Number of Shares of     Stock Issuable Upon Exercise
Name of Stockholder        Address               Common Stock                  of Options
     Lacey Brandt        18 Wynnewood Road          10,702                      320,000
                           Wellesley, MA
